Exhibit 99.1

News Release

Cenveo Announces Third Quarter 2012 Results

Company evaluating alternatives to address 2013 maturity
3rd Quarter Net Sales of $451.3 million and Adjusted EBITDA of $57.0 million
3rd Quarter Adjusted EBITDA Margin of 12.6%
3rd Quarter Non-GAAP Operating Income margin of 9.4%

STAMFORD, CT – (November 7, 2012) – Cenveo, Inc. (NYSE: CVO) today announced results for the three and nine months ended September 29, 2012.

The Company generated net sales of $451.3 million for the third quarter of 2012, compared to $475.8 million for the third quarter of 2011. The decrease in net sales was primarily due to lower sales in our print and envelope product lines as a result of lower direct mail volumes from our financial services customers, the closure and consolidation of a print plant in the first quarter of 2012 and our decision to exit certain low margin businesses. The Company generated net sales of $1.3 billion for the first nine months of 2012, compared to $1.4 billion for the first nine months of 2011. The decrease in net sales was primarily due to lower sales in our print and envelope product lines as a result of lower direct mail volumes from our financial services customers, customer product launches in the first nine months of 2011 that did not repeat in the first nine months of 2012, the closure and consolidation of a print plant in the first quarter of 2012 and our decision to exit certain low margin businesses. Net sales from our label and packaging business lines remained relatively flat for the third quarter of 2012 and for the nine months of 2012 despite our decision to exit low margin businesses within those platforms, which has been offset largely by our e-commerce initiatives and new account wins in our packaging business.

Operating income was $35.0 million for the third quarter of 2012, compared to $33.2 million for the third quarter of 2011. The increase in operating income was primarily due to our lower cost structure as a result of the integration of our Envelope Product Group (“EPG”) acquisition and lower compensation related expenses, offset by lower byproduct recoveries and increased pension expense. Non-GAAP operating income was $42.4 million for the third quarter of 2012, compared to $41.6 million for the third quarter of 2011. Operating income was $78.2 million for the first nine months of 2012, compared to $78.8 million for the first nine months of 2011. The decrease in operating income was primarily due to increased restructuring, impairment and other charges as a result of the closure and consolidation of a print plant in the first quarter of 2012 and other cost savings actions, lower byproduct recoveries and increased pension expense, offset in part by our lower cost structure due to the integration of our EPG acquisition and lower compensation related expenses. Non-GAAP operating income was $110.3 million for the first nine months of 2012, compared to $110.4 million for the first nine months of 2011. Non-GAAP operating income excludes integration, acquisition and other charges, stock-based compensation provision, restructuring, impairment and other charges. A reconciliation of operating income to Non-GAAP operating income is presented in the attached tables.

For the third quarter of 2012, the Company had income from continuing operations of $4.7 million, or $0.07 per share, compared to income from continuing operations of $1.3 million, or $0.02 per share for the third quarter of 2011. Non-GAAP, income from continuing operations was $13.6 million, or $0.16 per share, for the third quarter of 2012 as compared to $13.7 million, or $0.22 per share, for the third quarter of 2011. For the first nine months of 2012, the Company had a loss from continuing operations of $17.9 million, or $0.28 per share, compared to income from continuing operations of $0.7 million, or $0.01 per share for the first nine months of 2011. Non-GAAP, income from continuing operations was $26.3 million, or $0.34 per share, for the first nine months of 2012 as compared to $22.3 million, or $0.35 per share, for the first nine months of 2011. Non-GAAP income (loss) from continuing operations excludes integration, acquisition and other charges, stock-based compensation provision, restructuring, impairment and other charges, gain on bargain purchase, loss on early extinguishment of debt, net, an adjustment to income taxes to reflect an estimated cash tax rate, and an adjustment for interest expense related to the 7% convertible notes, "7% Notes", net of taxes. A reconciliation of income (loss) from continuing operations to Non-GAAP income from continuing operations is presented in the attached tables.

Adjusted EBITDA for the third quarter of 2012 was $57.0 million, compared to Adjusted EBITDA for the third quarter of 2011 of $58.2 million. Adjusted EBITDA for the first nine months of 2012 was $157.1 million, compared to Adjusted EBITDA for the first nine months of 2011 of $159.1 million. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, integration, acquisition and other charges, stock-based compensation provision, restructuring, impairment and other charges, gain on bargain purchase, loss on early extinguishment of debt, net and (loss) income from discontinued operations, net of taxes. A reconciliation of net income (loss) to Adjusted EBITDA is presented in the attached tables.

Financing and 2013 Maturity update:

The Company has been evaluating several alternatives to retire its outstanding notes with a December 2013 maturity.  In particular, the Company is in discussions with prospective lenders regarding arrangements that would provide the Company with an unsecured loan in order to achieve full retirement of these notes by the end of 2012. While there can be no assurance that the Company will be able to reach an agreement with such lenders on acceptable terms, the Company is optimistic that it will be able to announce a solution shortly.

Robert G. Burton, Sr., Chairman and Chief Executive Officer stated:
“Our third quarter results showed sequential improvement as most of our operations performed to our expectations. We achieved this performance despite the well-known top line challenges stemming from continued softness in direct mail from our financial services customers. We have been able to largely offset the weakness in direct mail by continuing to focus on our cost structure as evidenced by our improved operating margins and by solid performances across most of our operations.”

“Our label products performed well with strong e-commerce revenue and product expansion driving anticipated growth especially across our custom label products, which showed 5% sales growth this quarter. Our print products were led by improving performance out of our commercial print group, which again showed margin improvement, and continued profit growth in our content management product line. Our envelope operations have been impacted by continued weakness in the direct mail market throughout the first nine months of the year. While some of this weakness was anticipated, we have yet to see any meaningful rebound in customer ordering patterns in regards to the credit card market to date. However, we have been successful in replacing a portion of this volume with more transactional envelope business, driven by market share gains. We do believe that we will see a return to more normalized volume in the direct market in 2013.”

Mr. Burton concluded:
“As we enter the final quarter of 2012, we are pleased to be in position to put our 2013 maturity behind us before entering our fiscal 2013 year, and we can now focus 100% of our efforts back on operating and growing the business. Despite the challenging macro environment we have faced so far this year, we have been able to continue to drive cash flow, pay down debt and expand our operating margins. We expect that the momentum across each of our business segments to carry over into next year. We remain entirely focused on executing our game plan and remain excited about opportunities ahead of us in 2013 and beyond.”

Conference Call:
Cenveo will host a conference call tomorrow, Thursday, November 8, 2012 at 10:00 a.m. Eastern Time. The conference call will be available via webcast, which can be accessed via the Internet at www.cenveo.com.

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (in thousands, except per share data) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net sales	$451,274	$475,835	$1,345,764	$1,422,705
Cost of sales	364,125	381,766	1,096,476	1,157,155
Selling, general and administrative expenses	45,424	53,573	140,766	165,059
Amortization of intangible assets	2,547	2,586	7,756	7,752
Restructuring, impairment and other charges	4,190	4,685	22,566	13,977
Operating income	34,988	33,225	78,200	78,762
Gain on bargain purchase	—	(641)	—	(11,720)
Interest expense, net	28,926	28,435	85,574	88,064
Loss on early extinguishment of debt, net	25	—	11,439	—
Other expense (income), net	491	(904)	(327)	(567)
Income (loss) from continuing operations before income taxes	5,546	6,335	(18,486)	2,985
Income tax expense (benefit)	888	5,061	(598)	2,250
Income (loss) from continuing operations	4,658	1,274	(17,888)	735
(Loss) income from discontinued operations, net of taxes	(183)	1,531	(5,256)	5,228
Net income (loss)	4,475	2,805	(23,144)	5,963
Other comprehensive income (loss):
Reclassifications of losses related to interest rate swaps into earnings, net of taxes	—	—	—	1,792
Currency translation adjustment	2,412	(5,146)	1,654	(3,745)
Comprehensive (loss) income	$6,887	$(2,341)	$(21,490)	$4,010

Income (loss) per share – basic:
Continuing operations	$0.07	$0.02	$(0.28)	$0.01
Discontinued operations	—	0.02	(0.08)	0.08
Net income (loss)	$0.07	$0.04	$(0.36)	$0.09

Income (loss) per share – diluted:
Continuing operations	$0.06	$0.02	$(0.28)	$0.01
Discontinued operations	—	0.02	(0.08)	0.08
Net income (loss)	$0.06	$0.04	$(0.36)	$0.09

Weighted average shares outstanding:
Basic	63,624	63,068	63,502	62,891
Diluted	84,544	63,197	63,502	63,157

Cenveo, Inc. and Subsidiaries
Reconciliation of Income (Loss) from Continuing Operations to Non-GAAP Income from Continuing Operations and Related Per Share Data
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011

Income (loss) from continuing operations	$4,658	$1,274	$(17,888)	$735
Integration, acquisition and other charges	1,762	1,596	5,083	10,568
Stock-based compensation provision	1,452	2,111	4,445	7,129
Restructuring, impairment and other charges	4,190	4,685	22,566	13,977
Gain on bargain purchase	—	(641)	—	(11,720)
Loss on early extinguishment of debt, net	25	—	11,439	—
Income tax benefit (expense)	499	4,638	(1,349)	1,562
Interest expense on 7% Notes, net of taxes	1,020	—	2,040	—
Non-GAAP income from continuing operations	$13,606	$13,663	$26,336	$22,251

Income (loss) per share – diluted:
Continuing operations	$0.05	$0.02	$(0.23)	$0.01
Integration, acquisition and other charges	0.02	0.03	0.07	0.17
Stock-based compensation provision	0.02	0.03	0.06	0.11
Restructuring, impairment and other charges	0.05	0.08	0.29	0.22
Gain on bargain purchase	—	(0.01)	—	(0.18)
Loss on early extinguishment of debt, net	—	—	0.14	—
Income tax (expense) benefit	0.01	0.07	(0.02)	0.02
Interest expense on 7% Notes, net of taxes	0.01	—	0.03	—
Non-GAAP income from continuing operations	$0.16	$0.22	$0.34	$0.35

Weighted average shares—diluted	84,544	63,197	77,618	63,157

Cenveo, Inc. and Subsidiaries Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011

Net income (loss)	$4,475	$2,805	$(23,144)	$5,963
Interest expense, net	28,926	28,435	85,574	88,064
Income tax expense (benefit)	888	5,061	(598)	2,250
Depreciation	12,512	13,044	38,705	40,299
Amortization of intangible assets	2,547	2,586	7,756	7,752
Integration, acquisition and other charges	1,762	1,596	5,083	10,568
Stock-based compensation provision	1,452	2,111	4,445	7,129
Restructuring, impairment and other charges	4,190	4,685	22,566	13,977
Gain on bargain purchase	—	(641)	—	(11,720)
Loss on early extinguishment of debt, net	25	—	11,439	—
Loss (income) from discontinued operations, net of taxes	183	(1,531)	5,256	(5,228)
Adjusted EBITDA, as defined	$56,960	$58,151	$157,082	$159,054

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income to Non-GAAP Operating Income (in thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011

Operating income	$34,988	$33,225	$78,200	$78,762
Integration, acquisition and other charges	1,762	1,596	5,083	10,568
Stock-based compensation provision	1,452	2,111	4,445	7,129
Restructuring, impairment and other charges	4,190	4,685	22,566	13,977
Non-GAAP operating income	$42,392	$41,617	$110,294	$110,436

Cenveo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	September 29, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,335	$17,753
Accounts receivable, net	278,305	288,483
Inventories	131,769	133,796
Prepaid and other current assets	69,878	72,742
Assets of discontinued operations - current	—	22,956
Total current assets	490,287	535,730

Property, plant and equipment, net	290,794	328,567
Goodwill	191,715	190,822
Other intangible assets, net	215,496	223,563
Other assets, net	91,274	79,490
Assets of discontinued operations - long-term	—	27,416
Total assets	$1,279,566	$1,385,588
Liabilities and Shareholders’ Deficit

Current liabilities:
Current maturities of long-term debt	$11,151	$8,809
Accounts payable	179,779	186,648
Accrued compensation and related liabilities	28,776	39,155
Other current liabilities	76,904	95,907
Liabilities of discontinued operations - current	—	5,346
Total current liabilities	296,610	335,865

Long-term debt	1,205,715	1,237,534
Other liabilities	176,724	185,419
Liabilities of discontinued operations - long-term	—	8,474
Commitments and contingencies	—	—
Shareholders’ deficit:
Preferred stock	—	—
Common stock	638	633
Paid-in capital	354,096	350,390
Retained deficit	(695,991)	(672,847)
Accumulated other comprehensive loss	(58,226)	(59,880)
Total shareholders’ deficit	(399,483)	(381,704)
Total liabilities and shareholders’ deficit	$1,279,566	$1,385,588

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (in thousands) (Unaudited)
	For The Nine Months Ended
	September 29, 2012	October 1, 2011
Cash flows from operating activities:
Net (loss) income	$(23,144)	$5,963
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss on sale of discontinued operations, net of taxes	5,411	—
Income from discontinued operations, net of taxes	(155)	(5,228)
Depreciation and amortization, excluding non-cash interest expense	46,461	48,054
Non-cash interest expense, net	5,796	4,100
Deferred income taxes	(2,796)	2,469
(Gain) loss on sale of assets	(1,296)	318
Non-cash restructuring, impairment and other charges, net	10,801	3,209
Gain on bargain purchase	—	(11,720)
Loss on early extinguishment of debt, net	11,439	—
Stock-based compensation provision	4,445	7,129
Other non-cash charges	3,800	4,723
Changes in operating assets and liabilities, excluding the effects of acquired businesses:
Accounts receivable	9,775	(13,015)
Inventories	(636)	8,924
Accounts payable and accrued compensation and related liabilities	(14,659)	10,120
Other working capital changes	(19,181)	(15,266)
Other, net	(12,650)	(18,502)
Net cash provided by operating activities of continuing operations	23,411	31,278
Net cash (used in) provided by operating activities of discontinued operations	(4,733)	7,603
Net cash provided by operating activities	18,678	38,881
Cash flows from investing activities:
Cost of business acquisitions, net of cash acquired	(644)	(59,719)
Capital expenditures	(15,637)	(10,798)
Proceeds from sale of property, plant and equipment	2,333	10,989
Proceeds from sale of intangible asset	1,700	—
Net cash used in investing activities of continuing operations	(12,248)	(59,528)
Net cash provided by (used in) investing activities of discontinued operations	39,921	(419)
Net cash provided by (used in) investing activities	27,673	(59,947)
Cash flows from financing activities:
Repayment of 10.5% senior notes	(169,875)	—
Repayment of 7.875% senior subordinated notes	(196,088)	—
Borrowings (repayment) of Term Loan B due 2016	17,987	(2,850)
Repayment of 8.375% senior subordinated notes	(24,787)	—
Payment of financing related costs and expenses and debt issuance discounts	(32,335)	—
Repayments of other long-term debt	(3,499)	(4,505)
Retirement of common stock upon vesting of RSUs	(734)	(1,283)
Proceeds from issuance of 11.5% senior notes	225,000	—
Proceeds from issuance of 7% senior exchangeable notes	86,250	—
Borrowings under revolving credit facility, net	45,550	—
Proceeds from exercise of stock options	—	350
Net cash used in financing activities of continuing operations	(52,531)	(8,288)
Net cash used in financing activities of discontinued operations	(1,652)	—
Net cash used in financing activities	(54,183)	(8,288)
Effect of exchange rate changes on cash and cash equivalents	414	1,175
Net decrease in cash and cash equivalents	(7,418)	(28,179)
Cash and cash equivalents at beginning of period	17,753	49,756
Cash and cash equivalents at end of period	$10,335	$21,577

###

In addition to results presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), included in this release are certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP income from continuing operations, non-GAAP operating income, non-GAAP operating income margin, and free cash flow. Non-GAAP operating income is defined as operating income excluding integration, acquisition and other charges, stock-based compensation provision, and restructuring, impairment and other charges. Non-GAAP operating income margin is calculated by dividing non-GAAP operating income into net sales. Free cash flow is defined as Adjusted EBITDA less cash interest, cash taxes, and capital expenditures, net of proceeds from plant, property and equipment. These non-GAAP financial measures as defined herein, and should be read in conjunction with GAAP financial measures. A reconciliation of (loss) income from continuing operations to non-GAAP income from continuing operations and operating (loss) income to non-GAAP operating income is presented in the attached tables. These non-GAAP financial measures are not presented as an alternative to cash flows from continuing operations, as a measure of our liquidity or as an alternative to reported net loss as an indicator of our operating performance. The non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, non-GAAP income from continuing operations, non-GAAP operating income, non-GAAP operating income margin and free cash flow along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value. Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives. We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities. The non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, specialty packaging, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With approximately 7,800 employees worldwide, we pride ourselves on delivering quality solutions and service every day for our more than 100,000 customers. For more information please visit us at www.cenveo.com.
________________________
Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements. Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (i) the recent United States and global economic conditions, which have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness, which could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings that are available to us could further exacerbate our risk exposure from debt; (vi) our ability to successfully integrate acquired businesses into our business; (vii) a decline of our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill, other long-lived assets and deferred tax assets; (viii) intense competition and fragmentation in our industry; (ix) the general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the internet and other electronic media may adversely affect our business; (xii) increases in paper costs and decreases in the availability of raw materials; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; (xvi) our dependence upon information technology systems; and (xvii) our international operations and the risks associated with operating outside of the United States. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.